Exhibit 99.1

Green Plains Announces Changes to its Board of Directors

OMAHA, Neb., July 26, 2021 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced changes to its board of directors as part of a board refreshment and diversity initiative which includes reducing the size of its board and a focus on increasing diversity. James Crowley announced his retirement from the board on July 23, 2021. On July 26, 2021, Tom Manuel announced his retirement from the board, and Gordon Glade announced his resignation from the board. In conjunction with these changes, the board of directors appointed Martin Salinas, Jr. to the board and elected him to serve as its audit committee chair. Mr. Salinas concurrently resigned from the board of directors of Green Plains Holdings LLC.

“I want to thank each of our departing board members for working tirelessly in advancing the company’s goals and for their support of greater diversity on the board,” said Wayne Hoovestol, chairman of the board of Green Plains Inc. “We are very pleased to welcome Martin to the board of directors. He brings a strong financial background and tremendous industry experience that will help us as we continue to execute on our transformation plan.”

Mr. Salinas, who served as a member of the audit committee of Green Plains Holdings LLC since July 2018, brings a wealth of financial experience, having most recently served as chief financial officer of Energy Transfer Partners, LP.

“As we continue to focus on innovation and our overall transformation, these changes in the board help facilitate our desire to deliver value to our shareholders and meet our objectives for a more diverse and inclusive board,” said Todd Becker, president and chief executive officer of Green Plains Inc.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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